EXHIBIT 99.2


Contact:    Jean Marie Young
            Director - Investor Relations
            (212) 557-9100                               FOR IMMEDIATE RELEASE


                 AMERICAN BANKNOTE CORPORATION ACHIEVES CONSENT

NEW YORK, NY, October 9, 1997 -- American Banknote Corporation (formerly United States Banknote Corporation) (NYSE : ABN) today announced that, as of 5:00 p.m., New York City time, on October 8, 1997, the consent solicitation relating to its 11 5/8% Senior Notes due 2002 had expired. As of such time, American Banknote had received tenders of Notes and related consents from holders of 82.3% of the outstanding principal amount of the Notes pursuant to the Offer to Purchase and Consent Solicitation Statement (the "Statement") and the related Consent and Letter of Transmittal.

As announced yesterday, the consideration to paid for each validly tendered Note is $1,094.47, determined on the basis of a yield to the Earliest Redemption Date equal to the sum of (x) 5.50% (the yield on the 6 1/4% U.S. Treasury Note due July 31, 1998, based on the bid price for such security as of 2:00 p.m., New York City time, on October 8, 1997, the tenth business day immediately preceding the scheduled expiration date of the tender offer), plus (y) 75 basis points (such price being rounded to the nearest cent per $1,000 principal amount of the Notes), minus (z) $20.00 consent payment (as defined in the Statement). As set forth in the Statement, only holders of Notes who tendered prior to the consent expiration date are entitled to receive the $20.00 consent payment. However, the Company has decided to pay the $20.00 consent fee to all holders of Notes who tender prior to the expiration of the tender offer. The tender offer will expire at 12:00 midnight, New York City time, on Thursday, October 23, 1997, unless further extended.

Chase Securities Inc. and Bear, Stearns & Co. Inc. are the Dealer Managers for the tender offer and consent solicitation, and Georgeson & Company Inc. is the information agent.

American Banknote Corporation is a leading global provider of secure transaction documents and systems in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce. Additionally, American Banknote, via its Holographics subsidiary, is the world leader in security for financial transaction cards, including VISA, MasterCard, Discover, Diners Club International, and Europay.

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